Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2007

WALNUT CREEK, CALIFORNIA, November 27, 2007 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced fourth quarter and full year results for its fiscal year ended September 29, 2007.

For the fourth quarter of fiscal 2007, the Company reported net sales of $401 million, a decline of $20 million or 5% from $421 million in the comparable 2006 period. Income from operations for the quarter decreased 53% to $10.1 million from $21.4 million in the year ago period. The net loss for the quarter was $1.7 million, or $0.02 per fully diluted share, compared to net income of $6.0 million, or $0.08 per fully diluted share, in the year ago period. Depreciation and amortization for the quarter was $8.8 million compared to $5.3 million in the year ago period. Branded product sales decreased 2% to $342 million. Sales of other manufacturers’ products declined 16% or $11.3 million to $59.5 million.

Net sales for the Garden Products segment were $180 million, a decrease of $4 million or 2% compared to the fourth quarter of fiscal 2006. Garden branded products sales increased approximately $3 million or 2% while sales of other manufacturers’ products, as anticipated, declined 23%. The Garden Products segment operating income was $2.8 million in the quarter, a decrease of $1.4 million, or 34% when compared to the fourth quarter of fiscal 2006. Net sales for the Pet Products segment were $221 million, a decrease of $16 million or 7% compared to the fourth quarter of fiscal 2006. Pet branded products sales decreased $11 million or 6% and sales of other manufacturers’ products decreased 11%. Operating income for the Pet Products segment was $17.3 million in the quarter, a decrease of $13.9 million, or 45%, when compared to the fourth quarter of fiscal 2006.

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Net sales for fiscal year 2007 were $1.67 billion, an increase of 3% from $1.62 billion in fiscal 2006. Operating income decreased 27% to $99.4 million compared to last year. Net income for the year decreased 51% to $32.3 million from $65.5 million in the prior year. Diluted earnings per share was $0.45, a 53% decrease compared to the prior year. Depreciation and amortization for the year was $30.7 million compared to $24.0 million in the prior year. Branded product sales increased 6% to $1.40 billion. Sales of other manufacturers’ products, as anticipated, declined 9% to $270.3 million. Organic sales declined 1% for the year.

“With 2007 behind us, we are looking to fiscal 2008 to reset and create a stronger and more agile company,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “Some of our operations are not performing well. We have significant work to do.”

The Company will discuss its fourth quarter and full year fiscal 2007 results on a conference call today at 4:30 p.m. EST. The earnings conference call will be broadcast over the Internet through Central’s website, www.central.com, or you may link directly to the webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the call by telephone, please dial 1-888–680–0879 and passcode 3227 3384 (domestic) or 617–213–4856 and passcode 3227 3384 (international). You may bypass the operator and go directly to the teleconference by pre-registering, at any time before the call, through the link below which will provide you with a unique PIN number. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

https://www.theconferencingservice.com/prereg/key.process?key=PAXD9GGKY

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER ‘N OUT™ and; decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY®, GKI/BETHLEHEM LIGHTING® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and AVO-DERM® and; equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net Sales	$401,309	$420,774	$1,671,145	$1,621,531
Cost of Goods Sold and Occupancy	283,845	285,923	1,136,825	1,086,219

Gross Profit	117,464	134,851	534,320	535,312
Selling, General and Administrative
Expenses	107,394	113,427	434,903	398,510

Income from Operations	10,070	21,424	99,417	136,802
Interest Expense	(12,389)	(11,893)	(49,685)	(40,677)
Interest Income	281	138	1,538	3,007
Other Income (Expense)	(477)	(140)	2,402	3,083

Income (Loss) Before Income Taxes and Minority Interest	(2,515)	9,529	53,672	102,215
Income Tax Expense (Benefit)	(905)	3,429	19,999	35,791
Minority Interest	85	81	1,369	890

Net Income (Loss)	$(1,695)	$6,019	$32,304	$65,534

Basic Earnings (Loss) Per Common Share	$(0.02)	$0.09	$0.46	$0.97
Diluted Earnings (Loss) Per Common Share	$(0.02)	$0.08	$0.45	$0.95
Weighted Average Shares Outstanding
Basic	71,131	70,746	70,824	67,833
Diluted	71,131	71,733	72,050	69,054

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Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 29, 2007	September 30, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$21,055	$28,406
Accounts Receivable	247,429	239,172
Inventories	378,365	332,214
Other Current Assets	38,659	34,910

Total Current Assets	685,508	634,702
Property and Equipment - Net	201,609	162,604
Goodwill and Other Assets	759,705	736,517

Total	$1,646,822	$1,533,823

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$135,972	$122,960
Accrued Expenses	75,968	81,305
Current Portion of Long-Term Debt	3,352	3,039

Total Current Liabilities	215,292	207,304
Long-Term Debt	607,171	565,410
Other Long-Term Obligations	44,802	29,583
Convertible Redeemable Preferred Stock	750	3,000
Minority Interest	1,834	1,167
Shareholders’ Equity	776,973	727,359

Total	$1,646,822	$1,533,823